July 25, 2025
OneFund Trust
200 2nd Ave. South #737
St. Petersburg, FL 33701
Ladies and Gentlemen:
We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the Cyber Hornet S&P 500® and Bitcoin 75/2 Strategy ETF, a series portfolio of the OneFund Trust (the “Trust”) that is included in Post-Effective Amendment No. 70 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-129930), and Amendment No. 74 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-21836), on Form N-1A of the Trust.
If you have any questions concerning the foregoing, please contact the undersigned at (513) 991-8472 or bo@fintechlegal.io.

Very truly yours,

/s/ Bo J. Howell
On behalf of FinTech Law

FinTech Law
6224 Turpin Hills Drive    |    Cincinnati, OH 45244-3557    |    fintechlegal.io    |    (513) 991-8472